Exhibit 99

PRESS RELEASE

Contact:	Fred G. Kowal
President and Chief Operating Officer
(973) 748-3600

American Bancorp of New Jersey, Inc.
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

NASDAQ Global Market “ABNJ”	For Immediate Release
May 27, 2009

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
MERGER CONSIDERATION ELECTION, ALLOCATION AND PRORATION RESULTS FOR MERGER
WITH INVESTORS BANCORP, INC.

Bloomfield, New Jersey – May 27, 2009 – American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) (“American” or the “Company”), the holding company for American Bank of New Jersey, today announced results of elections made by stockholders of the Company as to the form and allocation of merger consideration to be received in exchange for their shares of American common stock resulting from the merger of the Company with and into Investors Bancorp, Inc. (“Investors”).  American’s shareholders approved the merger with Investors at the Company’s annual meeting held on May 19, 2009.

Under the terms of the Agreement and Plan of Merger dated December 14, 2008, amended as of March 9, 2009, 65% of American common stock will be converted into Investors common stock and the remaining 35% will be converted into cash.  American stockholders were given the option to receive either 0.9218 shares of Investors common stock, $12.50 in cash, or a combination of Investors common stock and cash for each American common share owned, subject to proration to ensure that in the aggregate 65% of the American shares will be converted into Investors common stock.

In accordance with the terms of the Agreement and Plan of Merger, and based upon the election results and allocation procedures:

●
American stockholders who made a stock election for all or a portion of their shares of American common stock will receive 0.9218 shares of Investors common stock for each of their stock election shares.

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Since the cash merger consideration was oversubscribed, American stockholders who made a cash election for all or a portion of their shares of American common stock will receive the cash consideration of $12.50 per share for approximately 39% of their cash election shares and will receive 0.9218 shares of Investors common stock per share for approximately 61% of their cash election shares.

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American stockholders who did not make a valid election prior to 5:00 p.m. on May 18, 2009 will receive 0.9218 shares of Investors common stock for each of their shares of American common stock, upon completion of a letter of transmittal being mailed to them.

No fractional shares of Investors common stock will be issued.  In lieu of such fractional shares, Investors will pay to each former holder of American common stock an amount in cash without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Investors common stock as reported on Nasdaq for the five consecutive trading days immediately preceding the closing date.

Please call Registrar and Transfer Company at 1-800-368-5948 for information regarding individual allocation results.

The Company anticipates that the merger will close on May 31, 2009.  It is anticipated that the merger consideration will be sent to American stockholders who sent in a properly completed stock election form approximately ten days after the close of the merger.  A reminder letter will be sent to all remaining former American stockholders after the close of the merger.

At March 31, 2009, American Bancorp of New Jersey, Inc. had total assets of $666.9 million.  American Bank of New Jersey maintains its headquarters and one full service bank branch in Bloomfield, New Jersey with four additional branch locations in Cedar Grove, Verona, Nutley and Clifton, New Jersey.

Forward-Looking Statements

This press release contains forward-looking statements with respect to American Bancorp of New Jersey, Inc.  These forward-looking statements involve certain risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities:  (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.